Exhibit 99.1

500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104-3825 USA
651.603.7700 Fax: 651.603.7795
www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn., May 1, 2013-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first quarter ended March 31, 2013.

Revenue for the 2013 first quarter was $4.6 million compared to $5.3 million for the same period a year ago. Revenue from royalties was $2.6 million in the first quarter of 2013 compared to $2.3 million in the same period of 2012. Product sales were $2.0 million in the first quarter compared to $2.9 million in the same period of 2012. World-wide, in the first quarter of 2013, CitySync product sales were $899,000 and RTMS® product sales and royalties were $566,000 and $207,000, respectively.

Net loss for the first quarter of 2013 was $(1.5) million or $(0.30) per share compared to a net loss of $(668,000) or $(0.14) per share for the same period in 2012. On a non-GAAP basis, excluding intangible asset amortization and costs of the investigation matter in our Polish subsidiary net of tax, net loss for the first quarter of 2013 was $(660,000) or $(0.13) per share compared to $(327,000) or $(0.07) in the same period a year ago.

Kris Tufto, CEO, said, “Even with typical downward first quarter seasonality, results in our domestic royalty and CitySync businesses were below our expectations. Contributing to the shortfall were supplier issues that delayed planned March deliveries of approximately $550,000 in product sales. We anticipate completing these orders in the near term. Also, in addition to the costs of the investigation matter, we incurred severance costs to separate from the former director of our European operations.

“We remain confident that we will show improved revenue results for the remainder of 2013. Our pipelines are increasing and we are generating new partnership activity worldwide. For example, we are excited by our recently announced partnership to integrate Exacq Vision video management with our CitySync ANPR software, creating a best-in-class product solution. Over the year, we will intensify our market-driven selling approach and follow strategies that support this approach. We believe this will lead to better execution and results. Although we intend to increase investments in certain marketing and engineering areas, we are mindful that revenue achievement is necessary to sustain the increased expenditures,” continued Tufto.

Investigation Matter

“Our previously disclosed investigation continues. We have voluntarily reported to the Securities and Exchange Commission and the Department of Justice, and our discussions and cooperation are ongoing. We are presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters,” said Tufto.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from prior acquisitions and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of above ground detection and information management solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 135,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; the effects of legal matters in which the Company may become involved; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 filed in March 2013.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Period Ended March 31,
	2013	2012
Revenue
Royalties	$2,569	$2,348
Product sales	2,045	2,909
	4,614	5,257
Cost of revenue	1,062	1,314
Gross profit	3,552	3,943

Operating expenses
Selling, marketing and product support	2,050	1,849
General and administrative	1,370	1,231
Research and development	1,131	1,270
Investigation matter	1,609	—
Restructuring	—	76
Amortization of intangible assets	341	408
	6,501	4,834
Loss from operations	(2,949)	(891)
Other income	2	5
Loss before income taxes	(2,947)	(886)
Income tax benefit	(1,494)	(218)
Net loss	$(1,453)	$(668)

Basic net loss per share	$(0.30)	$(0.14)

Weighted shares – basic	4,910	4,854

Reconciliation of GAAP to non-GAAP basis
Non-GAAP loss from operations (1)	(999)	(407)
Other income	2	5
Non-GAAP loss before income taxes	(997)	(402)
Non-GAAP income tax benefit (2)	(337)	(75)
Non-GAAP net loss	$(660)	$(327)

Non-GAAP basic net loss per share	$(0.13)	$(0.07)

Notes to non-GAAP adjustments
(1) Amortization of intangible assets, investigation matter expense and restructuring for period as shown above is removed
(2) Income tax benefit is increased by impact of (1) at ISS’ marginal tax rates

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$7,536	$8,334
Investments	4,501	4,817
Receivables, net	5,298	6,722
Inventories	4,092	4,485
Other current assets	3,470	1,797
	24,897	26,155
Property and equipment, net	1,725	1,875
Other assets	300	—
Deferred taxes	4,017	4,017
Goodwill and intangible assets, net	6,243	6,489
	$37,182	$38,536
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,593	$4,129
Income taxes payable	18	18
	4,611	4,147
Income taxes payable and other	399	409
Shareholders’ equity	32,172	33,980
	$37,182	$38,536

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Three-Month Period Ended March 31,
	2013	2012
Operating activities
Net loss	$(1,453)	$(668)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	552	550
Stock-based compensation	55	97
Changes in operating assets and liabilities	607	1,321
Net cash provided by (used in) operating activities	(239)	1,300

Investing activities
Purchases of property and equipment, net of disposals	(117)	(281)
Purchases of other and intangible assets	(457)	—
Sales (purchases) of investments	316	(718)
Net cash used in investing activities	(258)	(999)

Financing activities
Proceeds from exercise of stock options	—	3
Net cash provided by financing activities	—	3

Effect of exchange rate changes on cash	(301)	206

Increase (decrease) in cash and cash equivalents	(798)	510
Cash and cash equivalents, beginning of period	8,334	5,224
Cash and cash equivalents, end of period	$7,536	$5,734

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